Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Vela Pharmaceuticals Inc.

We have audited the accompanying balance sheets of Vela Pharmaceuticals Inc. (a development stage enterprise) as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ deficiency and cash flows for the years then ended and the period from February 4, 1998 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vela Pharmaceuticals Inc. at December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended and the period from February 4, 1998 (inception) to December 31, 2005 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred operating losses and has a significant accumulated deficit, negative working capital and negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

March 15, 2006, except for Note 15, as to which the date is August 31, 2006

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Balance Sheets

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$1,786,935	$1,861,858
Restricted cash	345,600	—
Interest receivable	1,117	743
Prepaid expenses and other current assets	54,740	185,117
Total current assets	2,188,392	2,047,718
Property and equipment, net	138,246	232,257
Other assets	11,997	12,073
	$2,338,635	$2,292,048
Liabilities, redeemable preferred stock and stockholders’ deficiency
Current liabilities:
Accounts payable	$106,091	$1,269,683
Accrued bonuses	281,008	415,575
Other accrued expenses	225,187	369,517
Bridge notes payable	14,000,000	4,000,000
Accrued interest payable	633,580	36,629
Total current liabilities	15,245,866	6,091,404
Series C Redeemable Convertible Preferred Stock; par value $0.001 per share, authorized, issued and outstanding 2,859,650 shares at December 31, 2005 and 2004. Liquidation value: $40,750,013 at December 31, 2005 and 2004	21,147,128	21,136,994
Series D Redeemable Convertible Preferred Stock; par value $0.001 per share, authorized 11,959,215 and 10,048,175 shares at December 31, 2005 and 2004, respectively; issued and outstanding 7,500,075 shares at December 31, 2005 and 2004. Liquidation value: $62,500,375 at December 31, 2005 and 2004	24,906,084	24,874,779
Stockholders’ deficiency:
Series A Convertible Preferred Stock; par value $0.001 per share, authorized, issued and outstanding 1,436,651 shares at December 31, 2005 and 2004. Liquidation value: $3,591,628 at December 31, 2005 and 2004	1,437	1,437
Series B Convertible Preferred Stock; par value $0.001 per share, authorized and issued 554,859 shares at December 31, 2005 and 2004, outstanding 454,859 and 554,859 shares at December 31, 2005 and 2004, respectively. Liquidation value: $3,411,443 and $4,161,443 at December 31, 2005 and 2004, respectively	555	555
Common stock; par value $0.001 per share, authorized 25,000,000 and 22,000,000 shares at December 31, 2005 and 2004, respectively; issued 1,297,504 shares at December 31, 2005 and 2004 and outstanding 1,210,004 and 1,297,504 shares at December 31, 2005 and 2004, respectively	1,299	1,298
Additional paid-in capital	3,209,968	3,248,787
Deficit accumulated during development stage	(62,173,702)	(53,063,206)
Treasury Stock:
Series B Convertible Preferred Stock; at cost, 100,000 shares at December 31, 2005	—	—
Common stock; at cost, 88,500 shares at December 31, 2005	—	—
Total stockholders’ deficiency	(58,960,443)	(49,811,129)
	$2,338,635	$2,292,048

See accompanying notes.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Statements of Operations

	Year ended December 31,		Period from February 4, 1998 (Inception) to December 31,
	2005	2004	2005
Consulting revenues	$—	$—	$234,018
Operating expenses:
Research and development	5,115,830	10,328,872	41,912,055
General and administrative	2,632,490	2,099,187	11,254,838
Business development	1,134,280	1,308,058	6,063,336
Total expenses	8,882,600	13,736,117	59,230,229
Operating loss	(8,882,600)	(13,736,117)	(58,996,211)
Interest income	35,393	56,754	1,367,421
Interest expense	(596,949)	(36,629)	(643,315)
Loss before tax	(9,444,156)	(13,715,992)	(58,272,105)
Income tax benefit	333,660	395,642	975,926
Net loss	(9,110,496)	(13,320,350)	(57,296,179)
Preferred stock accretion	(41,439)	(41,439)	(177,880)
Net loss attributable to common stockholders	$(9,151,935)	$(13,361,789)	$(57,474,059)

See accompanying notes.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Statements of Stockholders’ Deficiency

	Stockholders’ Deficiency
									Deficit
	Series A		Series B					Accumulated	Accumulated
	Convertible		Convertible				Additional	Other	During		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Comprehensive	Development	Treasury	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income	Stage	Stock	Deficiency
Balance at February 4, 1998 (Inception)	—	$—	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common shares in exchange for services, March 1998	—	—	—	—	530,000	530	4,770	—	—	—	5,300
Issuance of common shares in exchange for patent rights, March 1998	—	—	—	—	250,000	250	2,250	—	—	—	2,500
Issuance of common shares in exchange for services, April 1998	—	—	—	—	12,000	12	108	—	—	—	120
Net loss for the period	—	—	—	—	—	—	—		(198,680)	—	(198,680)
Balance at December 31, 1998	—	—	—	—	792,000	792	7,128	—	(198,680)	—	(190,760)
Issuance of common shares in exchange for services, January 1999	—	—	—	—	5,000	5	45	—	—	—	50
Issuance of common shares in exchange for cash, February 1999	—	—	—	—	202,500	202	20,048	—	—	—	20,250
Issuance of common shares in exchange for services, June 1999	—	—	—	—	75,000	75	675	—	—	—	750
Issuance of common shares in exchange for cash and services, September 1999	—	—	—	—	5,588	6	1,112	—	—	—	1,118
Issuance of Series A preferred in exchange for cash, July - December 1999	1,146,916	1,147	—	—	—	—	1,121,447	—	—	—	1,122,594
Issuance of Series B preferred in exchange for cash, December 1999	—	—	173,000	173	—	—	506,516	—	—	—	506,689
Conversion of note payable with interest to Series A Preferred, September 1999	289,735	290	—	—	—	—	289,445	—	—	—	289,735
Amortization of deferred stock compensation	—	—	—	—	—	—	8,179	—	—	—	8,179
Net loss for the year (restated)	—	—	—	—	—	—	—		(549,955)	—	(549,955)
Balance at December 31, 1999 (restated)	1,436,651	1,437	173,000	173	1,080,088	1,080	1,954,595	—	(748,635)	—	1,208,650
Issuance of common shares in exchange for services, March 2000	—	—	—	—	10,500	11	4,714	—	—	—	4,725
Issuance of common shares in exchange for services, April 2000	—	—	—	—	6,500	6	2,919	—	—	—	2,925
Issuance of common shares in exchange for patent rights, April 2000	—	—	—	—	5,000	5	2,245	—	—	—	2,250
Issuance of common shares in exchange for services, June 2000	—	—	—	—	8,000	8	4,792	—	—	—	4,800
Issuance of common shares in exchange for services, September 2000	—	—	—	—	10,500	11	12,589	—	—	—	12,600
Issuance of Series B preferred in exchange for cash, March - June 2000	—	—	381,859	382	—	—	1,129,133	—	—	—	1,129,515
Amortization of deferred stock compensation	—	—	—	—	—	—	79,545	—	—	—	79,545
Issuance of common shares for exercise of stock options, December 2000	—	—	—	—	26,667	26	3,974	—	—	—	4,000
Net loss for the year	—	—	—	—	—	—	—	—	(2,591,658)	—	(2,591,658)
Balance at December 31, 2000 (restated)	1,436,651	1,437	554,859	555	1,147,255	1,147	3,194,506	—	(3,340,293)	—	(142,648)
Issuance of common shares in exchange for services, January 2001	—	—	—	—	4,500	5	6,295	—	—	—	6,300
Issuance of common shares in exchange for services, April 2001	—	—	—	—	4,500	4	6,296	—	—	—	6,300
Issuance of common shares in exchange for services, July 2001	—	—	—	—	4,500	5	6,295	—	—	—	6,300
Issuance of common shares in exchange for services, October 2001	—	—	—	—	4,500	4	6,296	—	—	—	6,300
Amortization of deferred stock compensation	—	—	—	—	—		63,600	—	—	—	63,600
Issuance of common shares for exercise of stock options at $0.45/share, December 2001	—	—	—	—	30,333	31	13,619	—	—	—	13,650
Issuance of common shares for exercise of stock options at $1.40/share, December 2001	—	—	—	—	1,200	1	1,679	—	—	—	1,680
Net loss for the year	—	—	—	—	—	—	—	—	(8,836,840)	—	(8,836,840)
Balance at December 31, 2001	1,436,651	1,437	554,859	555	1,196,788	1,197	3,298,586	—	(12,177,133)	—	(8,875,358)
Issuance of common shares in exchange for services, January 2002	—	—	—	—	4,500	4	3,596	—	—	—	3,600
Issuance of common shares in exchange for services, April 2002	—	—	—	—	7,000	7	5,593	—	—	—	5,600
Issuance of common shares in exchange for services, July 2002	—	—	—	—	4,500	4	3,596	—	—	—	3,600
Issuance of common shares in exchange for services, October 2002	—	—	—	—	4,500	5	3,595	—	—	—	3,600
Issuance of common shares in exchange for services, December 2002	—	—	—	—	4,500	4	3,596	—	—	—	3,600
Deemed dividend	—	—	—	—	—	—	—	—	(4,877,523)	—	(4,877,523)
Amortization of deferred stock compensation	—	—	—	—	—	—	7,840	—	—	—	7,840
Accretion of mandatorily redeemable preferred stock	—	—	—	—	—	—	(53,563)	—	—	—	(53,563)
Issuance of shares for exercise of stock options at $1.20/per share, March 2002	—	—	—	—	33,750	34	40,466	—	—	—	40,500
Issuance of shares for exercise of stock options at $1.40/per share, March 2002	—	—	—	—	200	—	280	—	—	—	280
Issuance of shares for exercise of stock options at $0.45/per share, June 2002	—	—	—	—	8,000	8	3,592	—	—	—	3,600
Issuance of shares for exercise of stock options at $1.40/per share, June 2002	—	—	—	—	600	1	839	—	—	—	840
Issuance of shares for exercise of stock options at $0.20/per share, December 2002	—	—	—	—	11,666	12	2,321	—	—	—	2,333
Comprehensive (loss) income:	—	—	—	—	—	—	—	—	—	—	—
Unrealized gain on marketable securities	—	—	—	—	—	—	—	3,286			3,286
Net loss	—	—	—	—	—	—	—	—	(12,487,160)	—	(12,487,160)
Total comprehensive loss	—	—	—	—	—	—	—	—	—	—	(12,483,874)
Balance at December 31, 2002	1,436,651	1,437	554,859	555	1,276,004	1,276	3,320,337	3,286	(29,541,816)	—	(26,214,925)

Statements of Stockholders’ Deficiency (continued)

	Stockholders’ Deficiency
									Deficit
	Series A		Series B					Accumulated	Accumulated
	Convertible		Convertible				Additional	Other	During		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Comprehensive	Development	Treasury	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income	Stage	Stock	Deficiency
Balance at December 31, 2002 (carried forward)	1,436,651	$1,437	554,859	$555	1,276,004	$1,276	$3,320,337	$3,286	$(29,541,816)	$—	$(26,214,925)
Issuance of common shares in exchange for services, April 2003	—	—	—	—	1,000	1	799	—	—	—	800
Issuance of common shares in exchange for services, May 2003	—	—	—	—	2,500	3	1,997	—	—	—	2,000
Issuance of common shares in exchange for services, July 2003	—	—	—	—	1,000	1	799	—	—	—	800
Issuance of common shares in exchange for services, October 2003	—	—	—	—	1,000	1	799	—	—	—	800
Amortization of deferred stock compensation	—	—	—	—	—	—	3,332	—	—	—	3,332
Accretion of mandatorily redeemable preferred stock	—	—	—	—	—	—	(41,439)	—	—	—	(41,439)
Issuance of shares for exercise of stock options at $0.20/per share, October 2003	—	—	—	—	16,000	16	3,184	—	—	—	3,200
Comprehensive (loss) income:
Unrealized loss on marketable securities	—	—	—	—	—	—	—	(3,286)	—	—	(3,286)
Net loss	—	—	—	—	—	—	—	—	(10,201,040)	—	(10,201,040)
Total comprehensive loss	—	—	—	—	—	—	—	—	—	—	(10,204,326)

Balance at December 31, 2003	1,436,651	1,437	554,859	555	1,297,504	1,298	3,289,808	—	(39,742,856)	—	(36,449,758)
Amortization of deferred stock compensation	—	—	—	—	—	—	418	—	—	—	418
Accretion of mandatorily redeemable preferred stock	—	—	—	—	—	—	(41,439)	—	—	—	(41,439)
Net loss	—	—	—	—	—	—	—	—	(13,320,350)	—	(13,320,350)

Balance at December 31, 2004	1,436,651	1,437	554,859	555	1,297,504	1,298	3,248,787	—	(53,063,206)	—	(49,811,129)
Amortization of deferred stock compensation	—	—	—	—	—	—	1,821	—	—	—	1,821
Accretion of mandatorily redeemable preferred stock	—	—	—	—	—	—	(41,439)	—	—	—	(41,439)
Surrender of common shares, December 2005	—	—	—	—	(88,500)	—	—	—	—	—	—
Surrender of Series B Convertible Preferred Stock, December 2005	—	—	(100,000)	—	—	—	—	—	—	—	—
Issuance of shares for exercise of stock options at $0.80/per share, August 2005	—	—	—	—	1,000	1	799	—	—	—	800
Net loss	—	—	—	—	—	—	—	—	(9,110,496)		(9,110,496)
Balance at December 31, 2005	1,436,651	$1,437	454,859	$555	1,210,004	$1,299	$3,209,968	$—	$(62,173,702)	$—	$(58,960,443)

See accompanying notes.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Statements of Cash Flows

			Period from
			February 4,
			1998
			(Inception) to
	Year ended December 31,		December 31,
	2005	2004	2005
Operating activities
Net loss	$(9,110,496)	$(13,320,350)	$(57,296,179)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	91,036	97,761	327,162
Loss on disposal of property and equipment	7,716	7,050	14,766
Deferred stock compensation to consultants	1,821	418	164,736
Common stock issued to consultants for services and patent rights	—	—	85,618
Preferred stock issued for interest expense	—	—	9,737
Changes in operating assets and liabilities:
Other current assets	130,003	(86,174)	(55,857)
Other assets	76	1,184	(11,997)
Accounts payable	(1,163,592	144,810	106,091
Accrued bonuses	(134,567)	142,575	281,008
Other accrued expenses	(144,330)	(114,193)	225,187
Accrued interest payable	596,951	36,629	633,580
Net cash used in operating activities	(9,725,382)	(13,090,290)	(55,516,148)
Investing activities
Additions to property and equipment	(9,086)	(195,947)	(484,519)
Proceeds from the sale of property and equipment	4,345	—	4,345
Sale of marketable securities	—	1,600,000	—
Restricted cash	(345,600)	—	(345,600)
Net cash (used in) provided by investing activities	(350,341)	1,404,053	(825,774)
Financing activities
Proceeds from issuance of bridge notes	10,000,000	4,000,000	14,280,000
Proceeds from issuance of common stock	800	—	92,251
Proceeds from issuance of Series A preferred stock	—	—	1,122,592
Proceeds from issuance of Series B preferred stock	—	—	1,636,205
Proceeds from issuance of Series C preferred stock	—	—	16,216,402
Proceeds from issuance of Series D preferred stock	—	—	24,781,407
Net cash provided by financing activities	10,000,800	4,000,000	58,128,857
Net (decrease) increase in cash and cash equivalents	(74,923)	(7,686,237)	1,786,935
Cash and cash equivalents at beginning of period	1,861,858	9,548,095	—
Cash and cash equivalents at end of period	$1,786,935	$1,861,858	$1,786,935
Schedule of noncash transactions
Deemed dividends on Series C preferred stock	$—	$—	$4,877,523
Conversion of note payable to Series A preferred stock	—	—	280,000
Issuance of common stock for patent rights	—	—	8,750
Issuance of common stock for services	—	—	76,870
Issuance of common stock warrants	—	96,095	98,595
Supplemental disclosure of cash flow information
Proceeds from sale of unused NJ State NOL tax benefit	333,660	395,642	975,926

See accompanying notes.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements

December 31, 2005

1.	Organization and Description of Business

Vela Pharmaceuticals Inc. (the “Company”) was incorporated in Delaware on February 4, 1998. The Company is focused on the identification, development and testing of selected and important therapeutic agents for the treatment of patients with psychiatric, neurologic and other disorders. Upon completion of development, it intends to market such products. Since inception, the Company has principally been active in performing research and product development. Accordingly, the Company has been classified as a development stage enterprise. The Company’s operations constitute one business segment.

Since August 2005, the Company has been working with an investment banker to find a merger partner or to sell some or all of its assets (see Note 15). If a merger or sale does not occur, the Company’s ability to continue as a going concern is dependent upon the continued sale of its securities for funds to meet its cash requirements. If a sale appears likely, the Company can elect to request additional support from their current investors to continue operations until a sale or license of technology can be consummated or raise additional equity funds and/or obtain additional funding to finance the development of their assets. However, there are no assurances that these plans will be achieved; as such, the Company may shut down without a merger or sale of its assets.

At December 31, 2005, the Company has cumulative losses of approximately $62,174,000, negative working capital and negative cash flows from operations. Operating losses are expected to continue for the foreseeable future. To date the Company has funded its activities through equity investments, convertible notes and the sale of net operating losses.

2.	Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company invests its cash in deposits with major financial institutions.

Fair Value of Financial Instruments

Certain financial instruments reflected in the balance sheets, (e.g., cash and cash equivalents, certain other assets, accounts payable and certain other liabilities) are recorded at cost, which approximate fair value due to their short-term nature.

Restricted Cash

The restricted cash as of December 31, 2005 is cash set aside and reserved for the payment of one-half of the minimum stay bonuses under the Company’s Acquisition Bonus Plan (see Note 12). This amount was paid to key employees at the Company on March 1, 2006.

Property and Equipment

Property, equipment and leasehold improvements are stated at cost. Depreciation is provided using the straight-line method over the lesser of the estimated useful lives of the related assets, which range from three to seven years, or the term of the related lease.

Liquidation Value

Liquidation value of the Company’s Preferred Stock is reflected at the stated liquidation preference amounts per share, multiplied by the number of shares of Preferred Stock outstanding for each series of Preferred Stock issued

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

(see Note 7). Depending on future liquidation events (including a sale of the Company), realized liquidation value may be less than or greater than these amounts, but no greater than 2.5 times the liquidation preference. Liquidation values as reflected on the balance sheets at December 31, 2005 and 2004 are greater than the net assets of the Company at such dates.

Research and Development

All research and development costs are charged to operations as incurred. These costs consist of direct and indirect costs associated with specific projects as well as fees paid to various entities that perform research for the Company.

Income Taxes

The Company utilizes the asset and liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Stock-Based Compensation

As allowed by Statement of Financial Accounting Standards (“SFAS”) No. 123 “Accounting for Stock-Based Compensation”, the Company has elected to continue to apply the intrinsic value-based method of accounting prescribed in Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” and, accordingly, does not recognize compensation expense for stock option grants made at an exercise price equal to or in excess of the fair market value of the stock at the date of grant.

Had compensation cost for the Company’s outstanding employee stock options been determined based on the fair value at the grant dates for those options consistent with SFAS No. 123, the Company’s net loss would have been changed to the following pro forma amounts:

	Year ended December 31,
	2005	2004
Net loss attributable to common stockholders, as reported	$(9,110,496)	$(13,320,350)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	194,048	151,953
SFAS 123 pro forma net loss	$(9,304,544)	$(13,472,303)

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

SFAS 123 pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its stock-based compensation under the fair value method prescribed in SFAS 123. The fair value of the options was estimated at the date of grant using the minimum value pricing model with the following assumptions:

	Year ended December 31,
	2005	2004
Risk-free interest rate	4.4%	4.6%
Dividend yield	0%	0%
Expected life	5 years	5 years

The effects of applying SFAS 123 in this pro forma disclosure may not be representative of future amounts since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years.

The Company accounts for options issued to nonemployees under SFAS 123 and EITF No. 96-18 “Accounting for Equity Investments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”). Therefore, the fair value of options issued to nonemployees is recorded as an expense and periodically remeasured over the vesting terms.

Impairment of Long Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, software costs and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted net cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Effects of New Accounting Standards

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company has adopted Statement 123(R) effective January 1, 2006.

As permitted by Statement 123, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method and as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method will have an impact on the Company’s results of operations, although it will have no impact on the Company’s overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described above in the disclosure of pro forma net loss.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

Preferred Stock Dividends

The Company records deemed dividends when modification to its preferred stock is required in accordance with EITF 98-5 and EITF 00-27. A modification occurred in 2002 resulting in deemed dividends for the Series C of $4,877,523.

Comprehensive Income

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” requires components of other comprehensive income, including unrealized appreciation on marketable securities, to be included as part of total comprehensive income. The components of comprehensive income are included in the statement of redeemable preferred stock and stockholders’ deficiency.

3.	Property and Equipment

Property and equipment consist of the following:

	December 31,
	2005	2004
Furniture, fixtures and equipment	$297,036	$358,405
Leasehold improvements	65,354	79,284
	362,390	437,689
Less accumulated depreciation	(224,144)	(205,432)
Property and equipment, net	$138,246	$232,257

4.	Operating Leases

In December 2003, the Company executed a lease for office space in West Trenton, New Jersey. The term of this lease is from April 1, 2004 to March 31, 2007. The existing lease, which was executed in December 2000, was to cover the term from March 1, 2001 to February 28, 2006, was terminated as of March 31, 2004 without penalty to the Company.

The future minimum lease commitments are as follows:

2006	$155,752
2007	39,595
Total	$195,347

Rent expense for the years ended December 31, 2005 and 2004 and for the period from February 4, 1998 (inception) to December 31, 2005 was $231,548, $204,182 and $840,688, respectively.

5.	Bridge Notes Payable

The Company has two Bridge notes outstanding as of December 31, 2005. Pursuant to the Note and Warrant Purchase Agreement dated as of October 6, 2004 the Company is authorized to issue up to $8,000,000 in senior convertible promissory notes in four equal installments of $2,000,000 to certain current investors (the “Lenders”). Interest is compounded monthly at a rate of 6% per annum. With each installment of the Bridge Loan, the Company will issue the Lenders 300,297 warrants to purchase common stock (see Note 6). The four installments were issued in October 2004, December 2004, January 2005 and March 2005. All installments were outstanding at December 31, 2005. In October 2005, the maturity date of the October 6, 2004 Bridge Loan was extended until June 1, 2006.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

5.	Bridge Notes Payable (continued)

Pursuant to the Note and Warrant Purchase Agreement dated as of June 1, 2005 the Company is authorized to issue up to $6,000,000 in senior convertible promissory notes in three equal installments of $2,000,000 to certain current investors. Interest is compounded monthly at a rate of 6% per annum. With each installment of the Bridge Loan, the Company will issue the Lenders 400,002 warrants to purchase common stock (see Note 6). The three installments were issued in June 2005, August 2005 and October 2005. All installments were outstanding as of December 31, 2005. The maturity date of the Bridge Loan dated June 1, 2005 is June 1, 2006.

If the Company consummates a subsequent round of financing at an aggregate price of $30,000,000 (including outstanding bridge loan) prior to the maturity date, the outstanding principal and accrued interest will automatically convert into the subsequent round securities at the same price and at the same terms per share as such capital stock or equity securities being issued. If the Company does not consummate a subsequent round of financing, the outstanding principal and accrued interest of the notes are payable to the lenders on the maturity date. The maturity date is defined as the earlier of: stated maturity date of the note, the sale or transfer of a majority of the capital stock of the Company, a sale of the corporation or the acceleration of the notes in the event of a default.

In the event that a qualified public offering (see Note 7) occurs prior to a subsequent round of financing at an aggregate price of $30,000,000 (including outstanding bridge loan) or the Lenders holding at least 80% of the outstanding principal amount of the notes consent in writing, the outstanding principal and accrued interest due shall convert into shares of Series D preferred stock. The amount of shares issued will be calculated by dividing the outstanding principal and interest by the current conversion price of the Series D preferred stock.

The outstanding principal and interest payable balances as of December 31, 2005 and 2004 are $14,000,000 and $633,580 and $4,000,000 and $36,629, respectively.

6.	Stockholders’ Deficiency

Common Stock

The Company is authorized to issue 25,000,000 shares of common stock. Common stockholders are entitled to one vote for each share held and to receive dividends if and when declared by the Board of Directors. During 2005 and 2004, the Company issued 1,000 and 0 shares, respectively, of common stock. As of December 31, 2005 and 2004, the Company has reserved 23,701,496 and 20,056,344 shares, respectively, of common stock for future issuance for the conversion of preferred stock and the exercise of stock options and warrants.

In connection with the issuance of the Series D Preferred Stock in 2002, the conversion price of the Series C Preferred Stock was decreased from $5.70 to $4.3872; and the number of shares of common stock to be issued upon conversion of the Series C Preferred Stock was increased from 2,859,650 to 3,715,359. The Company reserved an additional 855,709 shares of its common stock for issuance to the holders of Series C Preferred Stock as well as reserved 250,000 shares of its common stock for issuance to the holders of warrants upon exercise or conversion.

In connection with the Bridge Loan dated October 6, 2004, the Company is authorized to issue up to 1,201,300 warrants and as such has reserved 1,201,300 shares of common stock upon the exercise of the warrants. In connection with the Bridge Loan dated June 1, 2005, the Company is authorized to issue up to 1,200,006 warrants and as such has reserved an additional 1,200,006 shares of common stock upon the exercise of the warrants.

Warrants

In January 2002, the Company issued 250,000 warrants to purchase common stock to the holders of the Series C Preferred Stock. The warrants are exercisable for a period of five years at an exercise price of $0.80 per share. As required by EITF-00-19, the warrants granted to the holders of the Series C were recorded in the financial statements as equity and are included in additional paid-in capital. The warrants are reviewed on each balance sheet date to determine if the classification as equity is still appropriate. As of December 31, 2005 and 2004 the warrants were valued at $2,500 and all warrants remain outstanding.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

6.	Stockholders’ Deficiency (continued)

In October 2004, December 2004, January 2005 and March 2005 the Company issued 300,297 warrants, in each month, to purchase common stock to the Lenders of the Bridge Loan dated October 6, 2004. The warrants issued with each installment of the Bridge Loan are exercisable until October 6, 2014 at an exercise price of $0.85 per share. As required by EITF-00-19, the warrants were recorded in the financial statements as equity and are included in additional paid-in capital. The warrants are reviewed on each balance sheet date to determine if the classification as equity is still appropriate. As of December 31, 2005 and 2004 the warrants were valued at $144,159 and $54,053, respectively, and all warrants remain outstanding.

In June, August and October 2005 the Company issued 400,002 warrants, in each month, to purchase common stock to the Lenders of the Bridge Loan dated June 1, 2005. The warrants issued with each installment of the bridge loan are exercisable until June 1, 2015 - June 3, 2015 at an exercise price of $0.40 per share. As required by EITF-00-19, the warrants were recorded in the financial statements as equity and are included in additional paid-in capital. The warrants are reviewed on each balance sheet date to determine if the classification as equity is still appropriate. As of December 31, 2005 the warrants were valued at $0 and all warrants remain outstanding.

Treasury Stock

In December 2005, an investor surrendered 100,000 shares of Series B Convertible Preferred Stock and 88,500 shares of common stock. Management does not plan to reissue the shares held as Treasury Stock.

7.	Redeemable Preferred Stock

The Company has authorized 16,810,375 and issued 12,351,235 shares of preferred stock and has also issued 250,000 warrants to purchase common stock to the holders of Series C Preferred Stock. The warrants were issued to Series C Preferred Stock holders during 2002, at an exercise price of $0.80 per share for five years.

The Company has issued Series C and Series D Redeemable Convertible Preferred Stock and Series A and Series B Preferred Stock (collectively, the “Preferred Stock”). Such stock is subject to the following rights and privileges:

Voting

Preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of Preferred Stock is then convertible. Except for certain corporate matters described in the Company’s Amended and Restated Certificate of Incorporation or as otherwise required by law, the holders of Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a class.

Dividends

The Company’s Preferred Stock does not bear a fixed or cumulative dividend. Preferred stockholders shall be entitled to receive dividends at the same rate as dividends are paid with respect to the common stock. Such preferred dividends will be determined by the number of shares of common stock into which each share of Preferred Stock is convertible.

Conversion

The holders of the outstanding shares of Preferred Stock shall be entitled, at any time, to cause their shares to be converted into common stock on a share-for-share basis. However, if there is a stock dividend, stock split or reverse stock split that takes place before conversion of Preferred Stock, then a new conversion factor would be calculated. This calculation is intended for the Preferred Stockholders to maintain the same equity interest upon conversion into common stock as before the common stock dividend or split.

The initial conversion price for each series of Convertible Preferred Stock shall be adjusted from time to time in accordance with the agreement. In accordance with the anti-dilution feature in the Series C Preferred Stock, there was a deemed dividend in the year ended December 31, 2002 of $4,877,523.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

7.	Redeemable Preferred Stock (continued)

The Preferred Stock will convert automatically upon the closing of a Qualified Public Offering of the Company’s common stock in which the aggregate price paid for such shares by the public shall be at least $25,000,000 and the price per share paid by the public shall be at least $13.3332 per share.

The holders of any share or shares of Preferred Stock shall have the right, at its option at any time, to convert any shares of Preferred Stock into shares of Common Stock.

Mandatory Redemption

Commencing on January 29, 2007 and on each of the next two anniversaries thereafter, the Company shall redeem, to the extent that it shall have funds legally available therefore, any outstanding shares of Series D Preferred Stock and Series C Preferred Stock according to the percentages listed below:

Date of Redemption	Percentages of Shares of Series C Preferred Stock Then Outstanding to be Redeemed
January 29, 2007	33-1/3% of all the shares of Series D Preferred Stock and Series C Preferred Stock outstanding on January 29, 2007
January 29, 2008	50% of all the shares of Series D Preferred Stock and Series C Preferred Stock outstanding on January 29, 2008
January 29, 2009	100% of all the shares of Series D Preferred Stock and Series C Preferred Stock outstanding on January 29, 2009

The shares of Series D Preferred Stock and Series C Preferred Stock shall be redeemed for cash at the redemption price of $3.3333 and $5.70 per share, respectively, plus an amount equal to all dividends declared but unpaid.

The carrying amount of the Series C and Series D redeemable convertible preferred stock has been increased by periodic accretions so as to equal the redemption amounts at the respective dates. The future minimum accretions of the Series C and Series D redeemable convertible preferred stock based on the shares outstanding as of December 31, 2005 is as follows:

Accretion of Redeemable Convertible Preferred Stock
2006	$41,439
2007	41,439
2008	41,439
Total accretion	$124,317

Liquidation

In the event of any liquidation, dissolution, or winding up (either voluntary or involuntary) of the Company, (the consolidation or merger of the Company with or into another entity, or the sale, lease, abandonment, transfer or other disposition by the Company of all or substantially all of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Company) the holders of the Preferred Stock are entitled to receive, prior to and in preference to the holders of common stock or any other capital stock of the Company ranking on liquidation junior to the Preferred Stock, an amount equal to $1.00, $3.00, $5.70 and $3.3333, respectively, for each outstanding share of Series A, B, C and D Preferred Stock, plus any and all accrued and unpaid dividends as of the date of liquidation (collectively, the “Series A, B, C and D Liquidation Preference”).

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

7.	Redeemable Preferred Stock (continued)

In the event that the assets of the Company to be distributed are less than the Series A, B, C and D Liquidation Preference, then the assets of the Company shall be paid to the Series A, B, C and D preferred stockholders in the following priority: (i) to the Series D preferred stockholders; (ii) to the Series C preferred stockholders; (iii) to the Series A preferred stockholders; and (iv) to the Series B preferred stockholders.

After payment in full of the Series A, B, C, and D Liquidation Preference, the remaining net assets of the Company shall be distributed ratably to the holders of common stock and holders of Preferred Stock as if the holders of Preferred Stock had converted their shares into common stock immediately prior to the liquidation; provided that the amount payable in liquidation (including the applicable Liquidation Preference) to each series of Preferred Stock shall not exceed the greater of (i) the amount each share of such series would receive if it had been converted to common stock immediately prior to the liquidation, dissolution or winding up, and (ii) $2.50 per share for the Series A, $7.50 per share for the Series B, $14.25 per share for the Series C and $8.333 per share for the Series D; and provided further that in the event the Company obtains at least $30,000,000 in an equity financing where the price per share is at least $10.00, then after the holders of Preferred Stock shall be paid in full the greater of (x) the applicable Liquidation Preference and (y) the amount each share of such Preferred Stock would receive if it had converted to common stock immediately before such liquidation, dissolution or winding up, the remaining net assets of the Company shall be distributed ratably among the holders of common stock.

8.	Income Taxes

Due to operating losses, the Company has no current federal or state income tax liability for the years ended December 31, 2005 and 2004. The components of the income tax benefit for the years ended December 31, 2005 and 2004 are:

	December 31,
	2005	2004
Federal income taxes:
Current expense	$—	$—
Deferred expense	—	—
State income taxes:
Current benefit	(333,660)	(395,642
Deferred expense	—	—
Income tax benefit	$(333,660)	$(395,642

During 2005 and 2004, the Company sold unused state net operating loss carryforwards through a program sponsored by the State of New Jersey and the New Jersey Economic Development Authority. Cash proceeds of $333,660, net of fees of $9,321, were received by the Company in 2005. Cash proceeds of $395,642, net of fees of $11,051, were received by the Company in 2004.

At December 31, 2005, the Company has a net operating loss carryforward for federal income tax purposes of approximately $57,019,000 which expires as follows: $27,000 in 2018, $470,000 in 2019, $2,369,000 in 2020, $7,796,000 in 2021, $13,718,000 in 2022, $10,250,000 in 2023, $13,340,000 in 2024 and $9,049,000 in 2025. The Company also has a research and development tax credit for federal income tax purposes of approximately $2,018,000, which expires between 2019 and 2025. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code has occurred. The effect of an ownership change would be the imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the change in ownership.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

8.	Income Taxes (continued)

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets for federal and state income taxes are as follows:

	December 31,
	2005	2004
Deferred tax assets - non-current:
Future tax benefits of NOL carryforwards	$22,559,117	$18,706,191
Future tax benefit of research and development tax credit carryforwards	2,018,134	1,758,011
Future tax benefit - other items	(6,020)	22,400
Gross deferred tax assets	24,571,231	20,486,602
Valuation allowance	(24,571,231)	(20,486,602
Net deferred tax assets	$—	$—

Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations is as follows:

Percentages	2005	2004
U.S. statutory rate	(34.0)%	(34.0)%
State taxes	(6.0)	(6.0)
Research and development credit	(4.9)	(6.0)
Other	(1.9)	3.0
Change in valuation allowance	43.3	40.1
Effective tax benefit rate	(3.5)%	(2.9)%

In 2005 and 2004, the Company recorded valuation allowances to offset the benefits of net operating losses, research and development tax credits, and other tax benefit items generated during those years. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The valuation allowance increased $4,084,629 and $5,493,360 during 2005 and 2004, respectively.

9.	Stock Options

The Company has two stock option plans (the “Plans”). In accordance with the Plans, the Company reserved up to 2,700,000 shares of common stock to be issued. The term of each stock option grant is generally 10 years from the date of grant. Vesting is determined by the Company’s Board of Directors and generally occurs over a period of not greater than five years.

During the years ended December 31, 2005 and 2004, and the period from February 4, 1998 to December 31, 2005, in connection with the grant of stock options to employees, the Company recorded no deferred employee stock compensation as all employee options were issued with an exercise price equal to the deemed fair value.

In December 2004, the Company’s Board of Directors approved a change to all previously issued and outstanding options to provide an additional two years of vesting in the event of a change of control. Additionally, in February 2005 the Company’s Board of Director’s approved a “double-trigger” for all of the senior management teams options. The “double trigger” allows for full vesting of the options granted to the senior management team in specific circumstances when a change of control has occurred. As required by FASB Interpretation 44—Accounting

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

9.	Stock Options (continued)

for Certain Transactions involving Stock Compensation—an interpretation of APB Opinion No. 25, the Company performed an analysis to determine if an additional charge to compensation expense would be required for the change in intrinsic value from the date of grant to the date of the modification to the outstanding stock option awards. Based upon the analysis performed no additional expense was necessary.

During the years ended December 31, 2005 and 2004 and the period from February 4, 1998 to December 31, 2005, in connection with the grant of certain stock options to non-employees, the Company recorded stock compensation expense of $1,821, $418 and $164,735, respectively. Deferred stock compensation expense to non-employees is determined by utilizing the Black-Scholes pricing model as required by SFAS 123 with the following weighted-average assumptions for 2005 and 2004, respectively: risk-free interest rate of 4.4% and 4.6%, dividend yield of 0% in each period; annualized historical volatility of 80.0% in each period.

The minimal value pricing model is similar to the Black-Scholes option valuation model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable, except that it excludes the factor for volatility. In addition, option valuation models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

A summary of the Company’s stock option activity and related information for the years ended December 31, 2005 and 2004 follows:

	2005		2004
	Options	Weighted Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding, beginning of year	2,529,196	$0.76	1,806,946	$0.74
Granted	41,200	0.21	806,900	0.84
Exercised	(1,000)	0.80	—	0.00
Expired/cancelled	(440,341)	0.81	(84,650)	0.92
Outstanding, end of year	2,129,055	$0.74	2,529,196	$0.76
Exercisable, at end of year	1,461,349	$0.70	1,089,846	$0.67
Weighted-average fair value of options granted during the year	$0.14		$0.56
Weighted-average remaining contractual life	6.5 yrs		7.9 yrs

Stock options outstanding at December 31, 2005 are summarized as follows:

Range of Exercise Prices	Outstanding Options at December 31, 2005	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price
$0.01 - 0.21	129,533	3.5 yrs	$0.11
0.45 - 0.85	1,894,986	6.8 yrs	0.75
0.90 - 1.40	104,536	4.6 yrs	1.38

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

10.	Employee Savings Plan

Effective January 1, 2000, the Company implemented a 401(k) savings plan covering substantially all employees of the Company. The Company began contributing to the 401(k) savings plan in 2003. Total Company contribution in 2005 and 2004 and for the period from February 4, 1998 (inception) to December 31, 2005 was $20,000, $10,000 and $38,880, respectively. Total plan administration expenses recorded by the Company for the years ended December 31, 2005 and 2004 and for the period from February 4, 1998 (inception) to December 31, 2005 were $0, $900 and $5,525, respectively.

11.	Reduction in Headcount

In August 2005, as a result of the failed clinical trial of one of the Company’s therapeutic agents and the failure to raise additional funds, the Company initiated a reduction in headcount. The reduction was designed to reduce unnecessary overhead. As part of the reduction in headcount each employee was given one month notice that their position was being eliminated. After their position was eliminated each employee was given one month severance and, if they signed a Release from Liability, they were given an extra two weeks of pay. If an employee had an employment agreement which had a longer severance period the employee was paid the amount of severance outlined in the employment agreement. In 2005, all costs associated with the reduction in headcount were accrued and as of December 31, 2005, the Company has a remaining liability of $6,768. Total severance costs in 2005 approximated $292,200.

12.	Acquisition Bonus Plan

In August 2005, the Board approved the Acquisition Bonus Plan. The plan is designed to provide an incentive bonus to key employees and advisors upon the sale of the Company or the license of its major assets. The plan provides for a Minimum Stay Bonus to be paid to the key employees in the event the Company does not enter into a transaction for the sale or license of its assets. The Minimum Stay Bonus is to be paid on two increments within 15 days of March 1, 2006 and June 30, 2006 and provides that one half of the Minimum Stay Bonus be put into an escrow account which was used for the March 1, 2006 payment. At December 31, 2005, the Company has recorded an accrual for the Minimum Stay Bonus, net of advances (see Note 13), of $281,008.

13.	Related Party Transactions

Two of the Board members provide consulting services to the Company in exchange for a monthly fee, common stock, or stock options. Compensation paid for these consulting fees was approximately $0, $0 and $310,569 for the years ended December 31, 2005 and 2004 and for the period from February 4, 1998 (inception) to December 31, 2005, respectively.

In December 2005, the Company paid an advance of the Minimum Stay Bonus to the key employees of $86,400. The advance was equal to 20% of one half of the Minimum Stay Bonus which was paid on March 1, 2006. The advance was payable back to the Company if the employee failed to remain an employee as of March 1, 2006. As of December 31, 2005, the Company has recorded the advances to offset the accrual.

14.	Co-employment Agreement with ADP TotalSource

On August 1, 2005 the Company entered into a Co-employment Agreement with ADP TotalSource (“ADP”), whereby the Company’s employees became the employees of ADP and ADP provided benefits to the employees, the costs of which were charged back to the Company. All payroll and benefits, except the Company’s 401K plan, are provided through ADP. The agreement can be cancelled by either party within 30 days with written notice or immediately with cause.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

15.	Subsequent Events

Sale of the Company

On March 14, 2006, the Company entered into a definitive merger agreement with Pharmos Corporation (“Pharmos”) to sell all of the Company’s rights and assets for cash and shares of common stock. The Agreement and Plan of Merger among Pharmos Corporation, Vela Acquisition Corporation and Vela Pharmaceuticals Inc. dated March 14, 2006 was amended on August 31, 2006. The revised merger terms provide for a cash payment of $6,000,000 to or on behalf of Vela at closing and the issuance at closing of 6,500,000 shares of Pharmos common stock upon the cancellation of all outstanding shares of Vela capital stock. In addition, in the event that certain milestones in the development of dextofisopam are achieved over the next 12 years, Pharmos will be obligated to issue in installments up to 13,500,000 additional shares of common stock and pay up to an additional $8 million in cash. Pharmos has also agreed to reimburse Vela for its reasonable cost of operations from July 1, 2006 through the earlier of (i) the date of Closing or (ii) the termination of the Merger Agreement and, with regard to Vela's cost of operations for July, Pharmos paid $200,000 to Vela on the date of the amendment to the Agreement and Plan of Merger. If the merger does not close under certain circumstances, the aggregate amount of such reimbursements will be treated as an unsecured loan to Vela. No adjustments have been made to these financial statements as a result of this transaction.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Condensed Balance Sheets
	September 30, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$324,303	$1,786,935
Restricted cash	-	345,600
Accounts receivable	187,475	-
Prepaid expenses and other current assets	12,985	55,857
Total current assets	524,763	2,188,392

Property and equipment, net	85,799	138,246
Other assets	11,997	11,997
	$622,559	$2,338,635
Liabilities, redeemable preferred stock and stockholders’ deficiency
Current liabilities:
Accounts payable	$444,205	$106,091
Accrued expenses	138,218	506,195
Senior notes payable	1,000,000	-
Bridge loans payable	14,000,000	14,000,000
Accrued interest payable	1,352,966	633,580
Total current liabilities	16,935,389	15,245,866

Series C Redeemable Convertible Preferred Stock; par value $0.001 per share, authorized, issued and outstanding 2,859,650 shares at September 30, 2006 and December 31, 2005. Liquidation value: $40,750,013 at September 30, 2006 and December 31, 2005	21,154,708	21,147,128
Series D Redeemable Convertible Preferred Stock; par value $0.001 per share, authorized 11,959,215 shares at September 30, 2006 and December 31, 2005; issued and outstanding 7,500,075 shares at September 30, 2006 and December 31, 2005. Liquidation value: $62,500,375 at September 30, 2006 and December 31, 2005	24,929,499	24,906,084

Stockholders’ deficiency:
Series A Convertible Preferred Stock; par value 0.001 per share, authorized, issued and outstanding 1,436,651 shares at September 30, 2006 and December 31, 2005. Liquidation value: $3,591,628 at September 30, 2006 and December 31, 2005	1,437	1,437
Series B Convertible Preferred Stock; par value 0.001 per share, authorized and issued 554,859 shares at September 30, 2006 and December 31, 2005, outstanding 454,859 shares at September 30, 2006 and December 31, 2005. Liquidation value: $3,411,443 at September 30, 2006 and December 31, 2005	555	555
Common stock; par value 0.001 per share, authorized 25,000,000 shares at September 30, 2006 and December 31, 2005; issued 1,297,504 shares at September 30, 2006 and December 31, 2005 and outstanding 1,210,004 shares at September 30, 2006 and December 31, 2005	1,299	1,299
Additional paid-in capital	3,178,973	3,209,968
Deficit accumulated during development stage	(65,579,301)	(62,173,702)
Treasury Stock
Series B Convertible Preferred Stock; at cost, 100,000 shares at September 30, 2006 and December 31, 2005	-	-
Common stock; at cost, 88,500 shares at September 30, 2006 and December 31, 2005	-	-
Total stockholders’ deficiency	(62,397,037)	(58,960,443)
	$622,559	$2,338,635

See accompanying notes to unaudited condensed financial statements.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Condensed Statements of Operations
(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,		Period from February 4, 1998 (Inception) to September 30,
	2006	2005	2006	2005	2006

Consulting revenues	$-	$-	$-	$-	$234,018

Operating expenses:
Research and development	11,933	1,157,201	639,067	4,672,139	42,551,122
General and administrative	233,511	723,814	1,668,826	2,050,227	12,923,664
Business development	1,169	217,655	397,176	972,479	6,460,512
Total expenses	246,613	2,098,670	2,705,069	7,694,845	61,935,298

Operating loss	(246,613)	(2,098,670)	(2,705,069)	(7,694,845)	(61,701,280)

Interest income	2,142	7,586	18,856	22,589	1,386,277
Interest expense	(273,733)	(172,298)	(719,386)	(387,667)	(1,362,701)
Loss before tax	(518,204)	(2,263,382)	(3,405,599)	(8,059,923)	(61,677,704)

Income tax benefit	-	-	-	-	975,926
Net loss	(518,204)	(2,263,382)	(3,405,599)	(8,059,923)	(60,701,778)

Preferred stock accretion	(10,445)	(10,445)	(30,994)	(30,994)	(208,874)
Net loss attributable to common stockholders	$(528,649)	$(2,273,827)	$(3,436,593)	$(8,090,917)	$(60,910,652)

See accompanying notes to unaudited condensed financial statements.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Condensed Statements of Cash Flows
(unaudited)
	For the nine months ended September 30,		Period from February 4, 1998 (Inception) to September 30,
	2006	2005	2006
Operating activities
Net loss	$(3,405,599)	$(8,059,922)	$(60,701,778)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	51,115	603	378,277
Loss on disposal of property and equipment	232	-	14,998
Deferred stock compensation to consultants	-	-	164,735
Common stock issued to consultants for services and patent rights	-	-	85,618
Preferred stock issued for interest expense	-	-	9,737
Changes in operating assets and liabilities:
Restricted cash	345,600	-	-
Prepaid expenses and other current assets	(144,603)	48,481	(212,457)
Accounts payable	338,114	(1,036,368)	444,205
Accrued expenses	(367,977)	(334,071)	138,218
Accrued interest payable	719,386	387,669	1,352,966
Net cash used in operating activities	(2,463,732)	(8,993,608)	(58,325,481)

Investing activities
Additions to property and equipment	-	74,250	(484,519)
Proceeds from the sale of property and equipment	1,100	-	5,445
Net cash (used in) provided by investing activities	1,100	74,250	(479,074)

Financing activities
Proceeds from issuance of bridge loans	-	8,000,000	14,280,000
Proceeds from issuance of senior notes	1,000,000	-	1,000,000
Proceeds from issuance of common stock	-	-	92,251
Proceeds from issuance of Series A preferred stock	-	-	1,122,593
Proceeds from issuance of Series B preferred stock	-	-	1,636,205
Proceeds from issuance of Series C preferred stock	-	800	16,216,402
Proceeds from issuance of Series D preferred stock	-	-	24,781,407
Net cash provided by financing activities	1,000,000	8,000,800	59,128,858

Net (decrease) increase in cash and cash equivalents	(1,4,62,632)	(918,558)	324,303
Cash and cash equivalents at beginning of period	1,786,935	1,861,858	-
Cash and cash equivalents at end of period	$324,303	$943,300	$324,303

Schedule of noncash transactions
Deemed dividends on Series C preferred stock	$-	$-	$4,877,523
Conversion of note payable to Series A preferred stock	-	-	280,000
Issuance of common stock for patent rights	-	-	8,750
Issuance of common stock for services	-	-	76,870
Issuance of common stock warrants	-	-	98,595

Supplemental disclosure of cash flow information
Proceeds from sale of unused NJ State NOL tax benefit	-	-	975,926

See accompanying notes to unaudited condensed financial statements.

1. Organization and Description of Business

Vela Pharmaceuticals Inc. (the “Company”) was incorporated in Delaware on February 4, 1998. The Company is focused on the discovery and development of therapeutic agents for the treatment of patients with psychiatric and neurological disorders, including disorders of the brain-gut axis. Since inception, the Company has principally been active in performing biopharmaceutical research and product development. Accordingly, the Company has been classified as a development stage enterprise. The Company’s operations constitute one business segment.

Recent Developments

On October 25, 2006, the Company was merged into a wholly-owned subsidiary of Pharmos Corporation (“Pharmos”).   Upon closing of the transaction, Pharmos (i) issued 6.5 million shares of Pharmos common stock to the holders of Series D Preferred Stock of the Company in partial satisfaction of the Series D liquidation preference and (ii) paid approximately $6.2 million in cash on behalf of the Company (including the reimbursement of certain operating expenses incurred by the Company prior to closing).  If specific milestones are achieved following the closing, Pharmos will be obligated to issue up to 13.5 million additional shares of Pharmos common stock and to pay up to an additional $8 million in cash.  No adjustments have been made to these financial statements as a result of this transaction.

At September 30, 2006, the Company has cumulative losses of approximately $65,579,000, negative working capital and negative cash flows from operations. To date the Company has funded its activities with proceeds from the issuance and sale of equity securities, convertible bridge notes and senior notes, and the sale of net operating losses.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete annual financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three-month and nine-month periods ended September 30, 2006, are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 2005.

The preparation of unaudited condensed financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company invests its cash in deposits with major financial institutions.

Fair Value of Financial Instruments

Certain financial instruments reflected in the condensed balance sheets, (e.g., cash and cash equivalents, certain other assets, accounts payable and certain other liabilities) are recorded at cost, which approximate fair value due to their short-term nature.

Restricted Cash

The restricted cash as of December 31, 2005, was cash set aside and reserved for the payment of one-half of the minimum bonus payments under the Acquisition Bonus Plan (see Note 5). This amount was paid to key employees at the Company on March 1, 2006.

Property and Equipment

Property, equipment and leasehold improvements are stated at cost. Depreciation is provided using the straight-line method over the lesser of the estimated useful lives of the related assets, which range from three to seven years, or the term of the related lease.

Liquidation Value

Liquidation value of the Company’s Preferred Stock is reflected at the stated liquidation preference amounts per share, multiplied by the number of shares of Preferred Stock outstanding for each series of Preferred Stock issued. Depending on future liquidation events (including a sale of the Company), realized liquidation value may be less than or greater than these amounts, but no greater than 2.5 times the liquidation preference. Liquidation values as reflected on the condensed balance sheets at September 30, 2006, and December 31, 2005, are greater than the net assets of the Company at such dates.

Research and Development

All research and development costs are charged to operations as incurred. These costs consist of direct and indirect costs associated with specific projects as well as fees paid to various entities that perform research for the Company.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Stock-Based Compensation

Prior to January 1, 2006, the Company elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principle Board Opinion No. 25, “Accounting for Stock Issued to Employees” as permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (Statement 123). Accordingly, prior to January 1, 2006, the Company did not recognize compensation expense for stock option grants made at an exercise price equal to or in excess of the fair market value of the stock at the date of grant.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R), “Share-Based Payment,” using the accelerated expense attribution method specified in FASB Interpretation No. (FIN) 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans” (FIN 28). SFAS 123(R) requires companies to recognize compensation expense in an amount equal to the fair value of all share-based payments granted to employees. The Company has elected the prospective transition method, and, therefore, adjustments to prior periods are not required as a result of adopting SFAS 123(R). Under this method, the provisions of SFAS 123(R) apply to all awards granted after January 1, 2006, the date of adoption.

The Company estimates the value of its stock options using the calculated value on the grant date. The Company measures compensation cost of employee stock options based on the calculated value instead of fair value because it is not practical to estimate the volatility of its share price. The Company does not maintain an internal market for its shares and its shares are rarely traded privately. The Company has not been able to identify any similar public entities. The calculated value method requires that the volatility assumption used in an option-pricing model be based on the historical volatility of an appropriate industry sector index.

The Company uses the Black-Scholes-Merton formula to estimate the calculated value of its share-based payments. The volatility assumption used in the Black-Scholes-Merton formula is based on the volatility of the NASDAQ Biotechnology Index. The Company calculated the historical volatility of the index using the daily closing total returns for that index for the five years immediately prior to September 30, 2006.

Because the Company did not grant any stock options during the nine-month period ended September 30, 2006, the Company recorded no stock-based compensation expense in that six- month period.

The following table illustrates the pro forma effect on net loss if the Company had applied the fair value recognition provision of SFAS No. 123 to stock-based employee compensation for the three months and nine months ended September 30, 2005:

	Three months ended September 30,	Nine months ended September 30,
	2005	2005
Net loss attributable to common stockholders, as reported	$(2,804,168)	$(8,412,504)
Add: Non-cash employee compensation as reported	-	-
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(48,512)	(145,536)
SFAS 123 pro forma net loss	$(2,852,680)	$(8,558,040)

Impairment of Long Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, software costs and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted net cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Preferred Stock Dividends

The Company records deemed dividends when modification to its preferred stock is required in accordance with EITF 98-5 and EITF 00-27. A modification occurred in 2002 resulting in deemed dividends for the Series C of $4,877,523.

3. Bridge Loans and Senior Notes

The Company has Bridge Loans and Senior Notes outstanding as of September 30, 2006, and December 31, 2005.

Pursuant to the Note and Warrant Purchase Agreement dated as of October 6, 2004, the Company is authorized to issue up to $8,000,000 in senior convertible promissory notes in four equal installments of $2,000,000 to certain current investors. Interest is compounded monthly at a rate of 6% per annum. With each installment of the Bridge Loan, the Company will issue the Lenders 300,297 warrants to purchase common stock. The four installments were issued in October 2004, December 2004, January 2005 and March 2005. All installments were outstanding at September 30, 2006. In May 2006, the maturity date of each Bridge Loan was extended until the earlier of October 31, 2006 or the sale of the Company.

Pursuant to the Note and Warrant Purchase Agreement dated as of June 1, 2005, the Company is authorized to issue up to $6,000,000 in senior convertible promissory notes in three equal installments of $2,000,000 to certain current investors. Interest is compounded monthly at a rate of 6% per annum. With each installment of the Bridge Loan, the Company will issue the Lenders 400,002 warrants to purchase common stock. The three installments were issued in June 2005, August 2005 and October 2005. All installments were outstanding as of September 30, 2006. In May 2006, the maturity date of each Bridge Loan was extended until the earlier of October 31, 2006 or the sale of the Company.

The outstanding principal and interest payable balances of the Bridge Loans as of September 30, 2006 are $14,000,000 and $ 1,303,537, respectively. The outstanding principal and interest payable balances as of December 31, 2005 were $14,000,000 and $633,580, respectively.

On June 6, 2006, the Company entered into a Senior Credit Facility with certain of its existing investors. Pursuant to the Senior Note Purchase Agreement, the Company is authorized to issue up to $1,000,000 in Senior Promissory Notes. Interest is compounded monthly at a rate of 20% per annum. The maturity date for all promissory notes is the earlier of October 31, 2006, or the sale of the Company. The outstanding principal and interest payable balances under the Senior Credit Facility as of September 30, 2006 are $1,000,000 and $49,429, respectively.

4. Redeemable Preferred Stock

The Company has authorized 16,810,375 and issued 12,351,235 shares of preferred stock and has also issued 250,000 warrants to purchase common stock to the holders of Series C Preferred Stock. The warrants were issued to Series C Preferred Stock holders during 2002, at $0.80 per share for five years.

The Company has issued Series C and Series D Redeemable Convertible Preferred Stock and Series A and Series B Preferred Stock (collectively, the “Preferred Stock”). Such stock is subject to the following rights and privileges:

Voting

Preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of Preferred Stock is then convertible. Except for certain corporate matters described in the Company’s Amended and Restated Certificate of Incorporation or as otherwise required by law, the holders of Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a class.

Dividends

The Company’s Preferred Stock does not bear a fixed or cumulative dividend. Preferred stockholders shall be entitled to receive dividends at the same rate as dividends are paid with respect to the common stock. Such preferred dividends will be determined by the number of shares of common stock into which each share of Preferred Stock is convertible.

Conversion

The holders of the outstanding shares of Preferred Stock shall be entitled, at any time, to cause their shares to be converted into common stock on a share-for-share basis. However, if there is a stock dividend, stock split or reverse stock split that takes place before conversion of Preferred Stock, then a new conversion factor would be calculated. This calculation is intended for the Preferred Stockholders to maintain the same equity interest upon conversion into common stock as before the common stock dividend or split.

The initial conversion price for each series of Convertible Preferred Stock shall be adjusted from time to time in accordance with the agreement. In accordance with the anti-dilution feature in the Series C Preferred Stock, there was a deemed dividend in the year ended December 31, 2002 of $4,877,523.

The Preferred Stock will convert automatically upon the closing of a Qualified Public Offering of the Company’s common stock in which the aggregate price paid for such shares by the public shall be at least $25,000,000 and the price per share paid by the public shall be at least $13.3332 per share.

The holders of any share or shares of Preferred Stock shall have the right, at its option at any time, to convert any shares of Preferred Stock into shares of Common Stock.

Mandatory Redemption

Commencing on January 29, 2007 and on each of the next two anniversaries thereafter, the Company shall redeem, to the extent that it shall have funds legally available therefore, any outstanding shares of Series D Preferred Stock and Series C Preferred Stock according to the percentages listed below:

Date of Redemption	Percentages of Shares of Series C Preferred Stock Then Outstanding to be Redeemed

January 29, 2007	33-1/3% of all the shares of Series D Preferred Stock and Series C Preferred Stock outstanding on January 29, 2007
January 29, 2008	50% of all the shares of Series D Preferred Stock and Series C Preferred Stock outstanding on January 29, 2008
January 29, 2009	100% of all the shares of Series D Preferred Stock and Series C Preferred Stock outstanding on January 29, 2009

The shares of Series D Preferred Stock and Series C Preferred Stock shall be redeemed for cash at the redemption price of $3.3333 and $5.70 per share, respectively, plus an amount equal to all dividends declared but unpaid.

The carrying amount of the Series C and Series D redeemable convertible preferred stock has been increased by periodic accretions so as to equal the redemption amounts at the respective dates. The future minimum accretion of the Series C and Series D redeemable convertible preferred stock based on the shares outstanding as of September 30, 2006 is as follows:

Accretion of Redeemable Convertible Preferred Stock

2006	$10,455
2007	41,439
2008	41,439
Total accretion	$93,333

Liquidation

In the event of any liquidation, dissolution, or winding up (either voluntary or involuntary) of the Company, (the consolidation or merger of the Company with or into another entity, or the sale, lease, abandonment, transfer or other disposition by the Company of all or substantially all of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Company) the holders of the Preferred Stock are entitled to receive, prior to and in preference to the holders of common stock or any other capital stock of the Company ranking on liquidation junior to the Preferred Stock, an amount equal to $1.00, $3.00, $5.70 and $3.3333, respectively, for each outstanding share of Series A, B, C and D Preferred Stock, plus any and all accrued and unpaid dividends as of the date of liquidation (collectively, the “Series A, B, C and D Liquidation Preference”).

In the event that the assets of the Company to be distributed are less than the Series A, B, C and D Liquidation Preference, then the assets of the Company shall be paid to the Series A, B, C and D preferred stockholders in the following priority: (i) to the Series D preferred stockholders; (ii) to the Series C preferred stockholders; (iii) to the Series A preferred stockholders; and (iv) to the Series B preferred stockholders.

After payment in full of the Series A, B, C, and D Liquidation Preference, the remaining net assets of the Company shall be distributed ratably to the holders of common stock and holders of Preferred Stock as if the holders of Preferred Stock had converted their shares into common stock immediately prior to the liquidation; provided that the amount payable in liquidation (including the applicable Liquidation Preference) to each series of Preferred Stock shall not exceed the greater of (i) the amount each share of such series would receive if it had been converted to common stock immediately prior to the liquidation, dissolution or winding up, and (ii) $2.50 per share for the Series A, $7.50 per share for the Series B, $14.25 per share for the Series C and $8.333 per share for the Series D; and provided further that in the event the Company obtains at least $30,000,000 in an equity financing where the price per share is at least $10.00, then after the holders of Preferred Stock shall be paid in full the greater of (x) the applicable Liquidation Preference and (y) the amount each share of such Preferred Stock would receive if it had converted to common stock immediately before such liquidation, dissolution or winding up, the remaining net assets of the Company shall be distributed ratably among the holders of common stock.

5. Acquisition Bonus Plan

In August 2005, the Board approved an Acquisition Bonus Plan. The Plan was designed with the goal of retaining the Company’s key employees and advisors and provides an incentive bonus to those key employees and advisors upon the sale of all or substantially all of the assets or stock of the Company. The Plan provided for a Minimum Stay Bonus to be paid to the key employees and advisors if the Company did not consummate such a transaction by June 30, 2006. The Minimum Stay Bonus was paid as scheduled in two increments: one on March 1, 2006, and the other on June 30, 2006.

6. Income Taxes

Due to the Company's net operating losses, no provision for income taxes has been made. Furthermore, valuation allowances have been recorded to offset all deferred tax assets arising from the benefits of net operating loss carry forwards.

7. Potential Merger

In accordance with the Merger agreement between Pharmos Corp and Vela, dated August 31, 2006, Pharmos has agreed to reimburse Vela for its reasonable cost of operations from July 1, 2006 through the earlier of (i) the date of Closing or (ii) the termination of the Merger Agreement. Through September 30, 2006, Vela has recorded a total of $539,339 as a reimbursement of operating expenses. A portion of this amount totaling $187,037 was recorded within Accounts Receivable at September 30, 2006, reflecting monies due from Pharmos to fund September 2006 costs of operations for Vela. As of October 25, 2006, the merger was completed. No adjustments have been made to these financial statements as a result of this transaction.